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                                                                    EXHIBIT 99.1

        INTERMET CORPORATION
        5445 Corporate Drive
        Troy, MI 48098-2683
        Tel: 248-952-2500
        Fax: 248-952-2501

(INTERMET LOGO)


                                                     NEWS RELEASE

                                                     For IMMEDIATE Release
                                                     Contact: Mike Kelly
                                                     INTERMET Corporation
                                                     248-952-2500


INTERMET REORGANIZATION PLAN CONFIRMED BY COURT

COMPANY PREPARES TO EMERGE FROM CHAPTER 11

TROY, Mich., September 26, 2005 -- INTERMET Corporation (INMTQ:PK), a diversified manufacturer of cast-metal components, today announced that the United States Bankruptcy Court for the Eastern District of Michigan has confirmed INTERMET's Plan of Reorganization. The confirmation is subject to the entry of a formal confirmation order.

"Today, INTERMET's customers, employees and new business partners received a clear vote of confidence in our company," said Gary F. Ruff, Chairman and CEO of INTERMET. "This is a very important event for our company, and one that also defines our future direction. The confirmed Plan is crafted to provide the resources we need to execute our business strategy, and I am confident that we will meet our new goals. I would like to thank the more than 5,000 INTERMET employees, our valued customers, and creditors for their support during this challenging period."

Under the confirmed Plan of Reorganization there are a number of conditions that must be satisfied in order for the confirmed Plan to become effective, including the closing and initial funding of a post-bankruptcy credit facility. INTERMET has received a commitment letter from Goldman, Sachs & Co. with respect to this facility, and is in the process of negotiating a definitive credit facility. INTERMET currently expects that it will enter into


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the post-bankruptcy credit facility, satisfy the other conditions to Plan effectiveness and emerge from Chapter 11 during the month of October 2005.

The material terms of the confirmed Plan are summarized in INTERMET's Amended Disclosure Statement approved by the Bankruptcy Court on August 12, 2005. The Amended Disclosure Statement is available at http://www.administar.com, the website of the Company's claims agent, and was also filed with the Securities and Exchange Commission on August 15, 2005, on a Form 8-K and is available at the website maintained by the Commission at http://www.sec.gov.

About INTERMET: With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of cast-metal components for the automotive, commercial-vehicle and industrial industries. The company has approximately 5,200 employees worldwide. More information is available on the Internet at http://www.intermet.com. Specific information relating to the Chapter 11 cases filed by INTERMET and certain of its domestic subsidiaries, including a copy of the proposed Plan of Reorganization, can be found on the Internet at http://www.administar.net/intermet.

Cautionary Statement: This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance but instead involve various risks and uncertainties. INTERMET's actual results may differ materially from those suggested by its forward-looking statements due to factors such as: the economic cost, management distraction and lost business opportunities associated with bankruptcy proceedings; INTERMET's entry into an appropriate post-bankruptcy credit facility; INTERMET's continued access to its DIP financing during the pendency of the bankruptcy; the high cost of scrap steel and the possibility that scrap steel costs will remain at high levels or continue to increase, which would have further negative effects on INTERMET's profitability, cash flow, liquidity and ability to borrow; fluctuations in the cost of other raw materials, including the cost of energy, aluminum, zinc, magnesium and alloys, and INTERMET's ability, if any, to pass those costs on to its customers; pricing practices of INTERMET's customers, including changes in their payment terms resulting from the discontinuation of early payment programs and continuing demands for price concessions as a condition to retaining current

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business or obtaining new business, and the negative effect that price concessions have on profit margins; changes in procurement practices and policies of INTERMET's customers for automotive components, including the risk of the loss of major customers or the loss of current or prospective vehicle programs as a result of INTERMET's financial condition and prospects (or otherwise); possible inability to close unprofitable plants or to transfer work from one plant to another because of the related costs or customer requirements; general economic conditions, including any downturn in the markets in which INTERMET operates; fluctuations in automobile and light and heavy truck production, which directly affect demand for INTERMET's products; deterioration in the market share of any of INTERMET's major customers; fluctuations in foreign currency exchange rates; work stoppages or other labor disputes that could disrupt production at INTERMET's facilities or those of its customers; continuing changes in environmental regulations to which INTERMET is subject, and the costs INTERMET will incur in meeting more stringent regulations; factors or presently unknown circumstances that may result in impairment of INTERMET's assets, including further write-downs of its goodwill; and other risks as detailed from time to time in INTERMET's periodic SEC reports.

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